EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

                             AS OF FEBRUARY 28, 1999

                                                                       PERCENT
                                                 STATE OR             OF VOTING
                                                 COUNTRY OF           SECURITIES
NAME                                             INCORPORATION          OWNED
----                                             -------------          -----

SMP Motor Products Limited                       Canada                 100
Marathon Auto Parts and Products, Inc.           New York               100
Motortronics, Inc.                               New York               100
Reno Standard Incorporated                       Nevada                 100
Stanric, Inc. (1)                                Delaware               100
Mardevco Credit Corp. (2)                        New York               100
Standard Motor Products (Hong Kong) Limited      Hong Kong              100
Industrial & Automotive Associates, Inc.         California             100
Standard Motor Electronics, Limited              Israel                 100
Four Seasons Europe S.A.R.L.                     France                 100
Standard Motor Products Holdings Limited         UK                     73.4
Eaglemotive Corporation                          Delaware               100
Standard Motor Products de Mexico S.A.           Mexico                 100
SMP Credit Corp.                                 Delaware               100


All of the subsidiaries are included in the consolidated financial statements, except for Eaglemotive Corporation, which was acquired February 28, 1999.

(1)  Mardevco owns 12.7% of Stanric
(2)  Stanric owns 14.9% of Mardevco


                                       27